UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Bowlero Corp.

(Exact name of registrant as specified in its charter)

Delaware	98-1632024
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

222 West 44 Street New York, New York	10036
(Address of principal executive office)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A common stock, par value $0.0001 per share	New York Stock Exchange

Redeemable warrants	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-258080

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Explanatory Note

Bowlero Corp. (formerly known as Isos Acquisition Corporation) (the “Company” or “Bowlero”) hereby amends the registration statement on Form 8-A (File No. 001-40142) filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 1, 2021.

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the SEC of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), and warrants to purchase Class A common stock (“warrants”).

Prior to December 15, 2021 (the “Closing Date”), the Company had units, a single class of common stock and warrants. On the Closing Date, Isos Acquisition Corporation, a Cayman Islands exempted Company (“Isos”), consummated its previously announced acquisition of Bowlero Corp., a Delaware corporation (“Old Bowlero”), pursuant to the business combination agreement, dated as of July 1, 2021, as amended (the “Business Combination Agreement”), between Old Bowlero and Isos. In connection with the consummation of the transactions contemplated by the Business Combination Agreement, Old Bowlero was merged with and into Isos, with Isos surviving the merger (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, “Isos Acquisition Corporation” was renamed “Bowlero Corp.”

In connection with the closing of the Business Combination, the issued and outstanding shares of Isos's Class A ordinary shares and Isos’s Class B ordinary shares were automatically converted, on a one-for-one basis, into shares of Class A common stock. All of Isos's outstanding warrants became warrants to acquire shares of Class A common stock on the same terms as Isos's warrants.

In addition, the Company’s certificate of incorporation was amended and restated to, among other things, (i) change Isos’s name to “Bowlero Corp.”; (ii) increase the total number of authorized shares of all classes of capital stock, par value of $0.0001 per share, from 321,000,000 shares to 2,400,000,000 shares of capital stock of Bowlero, consisting of 2,000,000,000 shares of Class A common stock, 200,000,000 shares of Class B common stock, par value $0.0001 per share, and 200,000,000 shares of preferred stock, par value $0.0001 per share; (iii) establish the voting rights with respect to shares of Class B common stock; (iv) declassify the board of directors of the Company such that all directors will be elected annually; (v) change the required vote to amend the certificate of incorporation and bylaws; and (vi) eliminate certain provisions specific to Isos’s status as a blank check company.

The description of the Class A common stock, Class B common stock and warrants set forth under the heading “Description of Securities After the Business Combination” in the Company’s proxy statement/prospectus forming a part of its Registration Statement on Form S-4 (File No. 333-258080), originally filed with the SEC on July 22, 2021 (as thereafter amended and supplemented from time to time, the “Registration Statement”), to which this Form 8-A relates and which is incorporated by reference herein. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that is subsequently filed is hereby also incorporated by reference herein. The description of the Class A common stock, Class B common stock and warrants is qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are filed as Exhibits 3.1 and 3.2 hereto, respectively, and incorporated herein by reference.

Item 2. Exhibits.

The following exhibits have been filed as exhibits to the Registration Statement and are incorporated herein by reference:

3.1	Amended and Restated Certificate of Incorporation of Bowlero Corp.
3.2	Amended and Restated Bylaws of Bowlero Corp.
4.1	Specimen Class A common stock certificate (incorporated by reference to Exhibit 4.1 to the Amendment No. 2 to Isos Acquisition Corporation’s Registration Statement on Form S-4 filed with the SEC on October 15, 2021).
4.2	Specimen Class B common stock certificate (incorporated by reference to Exhibit 4.2 to the Amendment No. 2 to Isos Acquisition Corporation’s Registration Statement on Form S-4 filed with the SEC on October 15, 2021).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Amendment No. 1 to Isos Acquisition Corporation’s Registration Statement on Form S-1 filed with the SEC on February 22, 2021).
4.4	Warrant Agreement, dated March 2, 2021, by and between Continental Stock Transfer & Trust Company and Isos Acquisition Corporation (incorporated by reference to Exhibit 4.1 to Isos Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on March 5, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BOWLERO CORP.

By:	/s/ Brett I. Parker
	Name:	Brett I. Parker
	Title:	President and Chief Financial Officer

Date: December 15, 2021

[Signature Page to Form 8-A]

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